Exhibit 99.1

Bunge Reports Third Quarter 2018 Results

White Plains, NY - October 31, 2018 - Bunge Limited (NYSE:BG)

•	Q3 GAAP EPS of $2.39 vs. $0.59 in the prior year; $2.52 vs. $0.75 on an adjusted basis

•	Agribusiness results driven by strong soybean crushing margins; includes ~$155 million of new mark-to-market gains on forward soy crushing contracts

•	In Food & Ingredients, Milling produced a solid quarter; Edible Oils impacted by oil surplus from strong soy crushing environment

•	Global Competitiveness Program expected to deliver full savings a year ahead of schedule; increasing 2018 savings target to $175 million from $150 million

•	Expect 2018 full-year EBIT outlook of ~$1.2 billion, ~$600 million higher than prior year, and combined core Agribusiness-Foods ROIC to exceed WACC

➢	Financial Highlights

	Quarter Ended September 30,		Nine Months Ended September 30,
US$ in millions, except per share data	2018	2017	2018	2017
Net income (loss) attributable to Bunge	$365	$92	$332	$220

Net income (loss) per common share from continuing operations-diluted	$2.39	$0.59	$2.08	$1.38

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$2.52	$0.75	$2.64	$1.28

Total Segment EBIT (a)	$535	$175	$667	$381
Certain gains & (charges) (b)	(38)	(29)	(108)	(41)
Total Segment EBIT, adjusted (a)	$573	$204	$775	$422
Agribusiness (c)	$485	$127	$655	$254
Oilseeds	$367	$88	$473	$182
Grains	$118	$39	$182	$72
Food & Ingredients (d)	$62	$64	$162	$153
Sugar & Bioenergy	$3	$8	$(57)	$11
Fertilizer	$23	$5	$15	$4

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted; adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.

(c)	See footnote 12 for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products segments.

➢	Overview

Soren Schroder, Bunge’s Chief Executive Officer, commented, “Bunge produced a strong third quarter, supported by the prudent actions we took in the second quarter to secure crush margins at multi-year highs, positioning the company for a strong second half performance. Milling also had a good quarter; however, margins in Edible Oils remained under pressure due to a surplus of soy oil resulting from the strong global crushing environment. The integration of our recent acquisition of Loders Croklaan is on track, and the combined Bunge Loders Croklaan platform will be an important driver of earnings going forward.”

Schroder continued, “Looking ahead, we expect to deliver a good fourth quarter led by our Northern Hemisphere oilseed processing operations. We also expect improvement in Edible Oils, where oil supplies are tightening, and we are entering the period of seasonally stronger demand.

We continue to drive greater efficiency and lower costs throughout the company. The Global Competitiveness Program is now expected to generate $175 million in SG&A savings this year relative to our 2017 baseline. This represents a $25 million increase from our previous target and $75 million higher than our initial estimate this year. We have also achieved $65 million of industrial cost savings toward our full year target of $80 million, positioning us well to enter 2019 with a lower cost profile.”

➢	Third Quarter Results

Agribusiness

Structural soy crush margins were higher in all regions driven by favorable market dynamics and actions taken in the second quarter to deliberately build our inventory of Brazilian beans, allowing us to secure crush margins in Brazil and China at attractive margins. A decrease in industry margins in certain regions resulted in new mark-to-market gains in the quarter of approximately $155 million related to forward soy crushing contracts, which will reverse as we execute on these contracts in the coming quarters.

In Grains, higher results in the quarter were primarily driven by Brazil origination, which benefitted from increased farmer selling as local soy prices rose from the combination of currency devaluation and strong export demand. Results in North America origination benefitted from lower logistics costs, which last year were negatively impacted by weather. Results in ocean freight were also higher than last year.

Edible Oil Products

Performance improved sequentially; however, due to the favorable soy crushing environment, margins in Brazilian packaged oil and North American refining remained under pressure. Underlying performance of Bunge Loders Croklaan was solid and the integration is on track, but reported earnings were impacted by an approximate $10 million negative impact from the revaluation of raw material supply contracts that will largely reverse in future quarters as sales contracts are executed. Excluding this impact, Loders results were as expected. Compared to last year, higher results in the U.S. and Argentina were more than offset by lower results in other regions.

Milling Products

Improved performance was driven by higher results in Brazil as margins expanded with the smaller domestic wheat crop. Results in the U.S. and Mexico were similar to last year.

Sugar & Bioenergy

Sugarcane milling results were negatively impacted by early season drought and excessive rain during the quarter, reducing production and increasing unit costs. Sugar trading & distribution incurred a $5 million loss related to exiting the international business, which was completed during the quarter.

Fertilizer

Higher results in the quarter were driven by our Argentine operation, benefitting from higher prices and volumes, as well as lower costs related to prior restructuring actions. Additionally, third quarter results included a $7 million recovery of foreign exchange losses from the second quarter. An additional $6 million recovery is expected in the fourth quarter.

Global Competitiveness Program

The Global Competitiveness Program announced in July 2017 is rationalizing Bunge’s cost structure and reengineering the way we operate, reducing our 2017 addressable baseline SG&A of $1.35 billion to $1.1 billion by 2020.

We are now targeting SG&A savings of $175 million by the end of this year relative to our 2017 baseline. This reflects $75 million of additional savings compared to our initial outlook for 2018. We expect 2019 savings against the baseline of approximately $250 million, achieving our addressable SG&A target of $1.1 billion a full year ahead of schedule. With the changes implemented and our culture of continuous improvement, we expect to achieve additional savings beyond 2019.

Cash Flow

Cash used by operations in the nine months ended September 30, 2018 was approximately $3.3 billion compared to cash used of approximately $2.0 billion in the same period last year. The year-over-year variance is primarily due to an increase in inventory, reflecting our decision to build soybean supplies in Brazil during the second quarter to support our crushing operations. We expect to work down the balance to a lower level during the fourth quarter. Trailing four-quarter adjusted funds from operations was approximately $1.1 billion as of the quarter ended September 30, 2018.

Income Taxes

Income taxes for the nine months ended September 30, 2018 were $106 million, which included a notable tax benefit of $15 million. The prior year included $49 million of notable tax benefits.

➢	Outlook

Business conditions are expected to remain favorable for the balance of 2018 and into 2019 driven by strong oilseeds processing margins and improving conditions in Edible Oils.

In Agribusiness, we expect our full-year 2018 EBIT results to be in the upper half of the range of $800 million to $1.0 billion, with fourth quarter results to be driven primarily by our Northern Hemisphere oilseeds operations.

In Food & Ingredients, we are reducing our full-year EBIT outlook range to $250 to $270 million, reflecting a softer than expected third quarter in Edible Oils. While margins are currently recovering in Edible Oils, they are doing so at a pace slower than we had anticipated.

In Sugar & Bioenergy, we are reducing our full-year EBIT outlook from breakeven to a loss of between $20 and $40 million. This is based on the weaker than expected third quarter results and continued lower cane crush from the challenging weather conditions, and includes a year-to-date loss of $25 million in our trading & distribution business.

In Fertilizer, we are increasing our full-year EBIT outlook to approximately $35 million, an increase of $10 million from our previous outlook.

Expected savings from the Global Competitiveness Program and industrial and supply chain initiatives are reflected in our segment EBIT ranges.

Additionally, we expect the following for 2018: a tax rate at the upper end of the range of 18% to 22%; net interest expense in the range of $310 to $315 million, an increase of approximately $35 million due to higher inventories and interest rates; capital expenditures of approximately $600 million, a reduction of $50 million from our previous estimate.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EDT on Wednesday, October 31, 2018 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 883-0383. If you are located outside the United States or Canada, dial (412) 902-6506. Please dial in five to 10 minutes before the scheduled start time and enter confirmation code 6561288. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website. Select “Q3 2018 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on October 31, 2018, continuing through November 30, 2018. To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations. When prompted, enter confirmation code 10124597. A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed; produces edible oil products for consumers and commercial customers in the food processing, industrial and artisanal bakery, confectionery, human nutrition and food service categories; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America. Founded in 1818, the company is headquartered in White Plains, New York.

➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our expectations regarding industry trends and our future financial performance, the completion and timing of acquisitions and dispositions, our assumptions and expectations for the Global Competitiveness Program and other efficiency initiatives and similar statements that are not historical facts. These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

➢	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the quarters and nine months ended September 30, 2018 and 2017.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Quarter Ended September 30,	2018	2017	2018	2017	2018	2017

Agribusiness: (1)	$(20)	$(19)	$(0.14)	$(0.14)	$(21)	$(24)
Severance, employee benefit, and other costs	(6)	(4)	(0.04)	(0.03)	(7)	(7)
Impairment charges	—	(15)	—	(0.11)	—	(17)
Loss on disposition of equity investment	(14)	—	(0.10)	—	(14)	—

Edible Oil Products: (2)	$(1)	$(3)	$(0.01)	$(0.02)	$(2)	$(4)
Severance, employee benefit, and other costs	—	(2)	—	(0.01)	(1)	(3)
Impairment charges	—	(1)	—	(0.01)	—	(1)
Acquisition and integration costs	(1)	—	(0.01)	—	(1)	—

Milling Products: (3)	$—	$(2)	$—	$(0.02)	$—	$(3)
Severance, employee benefit, and other costs	—	(2)	—	(0.02)	—	(2)
Impairment charges	—	—	—	—	—	(1)

Sugar & Bioenergy: (4)	$(3)	$2	$(0.02)	$0.02	$(3)	$2
Severance, employee benefit, and other costs	(1)	(1)	(0.01)	—	(1)	(1)
Impairment charges	—	(1)	—	(0.01)	—	(1)
Indirect tax credits	—	8	—	0.05	—	8
Sugar restructuring charges	(2)	(4)	(0.01)	(0.02)	(2)	(4)

Income Taxes and Other Unallocated: (6)	$6	$—	$0.04	$—	$(12)	$—
Income tax benefits	15	—	0.11	—	—	—
Loss on extinguishment of debt	(9)	—	(0.07)	—	(12)	—

Total	$(18)	$(22)	$(0.13)	$(0.16)	$(38)	$(29)

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Nine Months Ended September 30,	2018	2017	2018	2017	2018	2017

Agribusiness: (1)	$(37)	$(19)	$(0.26)	$(0.14)	$(43)	$(24)
Severance, employee benefit, and other costs	(24)	(4)	(0.17)	(0.03)	(30)	(7)
Impairment charges	—	(15)	—	(0.11)	—	(17)
Gain (loss), net on disposition of equity investment and subsidiary	(13)	—	(0.09)	—	(13)	—

Edible Oil Products: (2)	$(15)	$(3)	$(0.11)	$(0.02)	$(17)	$(4)
Severance, employee benefit, and other costs	(4)	(2)	(0.03)	(0.01)	(6)	(3)
Impairment charges	—	(1)	—	(0.01)	—	(1)
Acquisition and integration costs	(11)	—	(0.08)	—	(11)	—

Milling Products: (3)	$(2)	$(2)	$(0.01)	$(0.02)	$(3)	$(3)
Severance, employee benefit, and other costs	(2)	(2)	(0.01)	(0.02)	(3)	(2)
Impairment charges	—	—	—	—	—	(1)

Sugar & Bioenergy: (4)	$(29)	$(10)	$(0.21)	$(0.07)	$(30)	$(10)
Severance, employee benefit, and other costs	(5)	(1)	(0.04)	—	(6)	(1)
Impairment charges	—	(1)	—	(0.01)	—	(1)
Indirect tax credits	—	8	—	0.05	—	8
Sugar restructuring charges	(8)	(16)	(0.06)	(0.11)	(8)	(16)
Loss on disposition of equity investment	(16)	—	(0.11)	—	(16)	—

Fertilizer: (5)	$(2)	$—	$(0.01)	$—	$(3)	$—
Severance, employee benefit, and other costs	(2)	—	(0.01)	—	(3)	—

Income Taxes and Other Unallocated: (6)	$6	$49	$0.04	$0.35	$(12)	$—
Income tax benefits (charges)	15	49	0.11	0.35	—	—
Loss on extinguishment of debt	(9)	—	(0.07)	—	(12)	—

Total	$(79)	$15	$(0.56)	$0.10	$(108)	$(41)

Consolidated Earnings Data (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30, 2018
(US$ in millions, except per share data)	2018	2017	2018	2017
Net sales	$11,412	$11,423	$34,200	$34,189
Cost of goods sold	(10,494)	(10,934)	(32,356)	(32,886)
Gross profit	918	489	1,844	1,303
Selling, general and administrative expenses	(333)	(339)	(1,054)	(1,044)
Foreign exchange gains (losses)	(20)	1	(116)	108
Other income (expense) – net	(19)	25	9	24
EBIT attributable to noncontrolling interest (a) (8)	(11)	(1)	(16)	(10)
Total Segment EBIT (7)	535	175	667	381
Interest income	7	9	21	29
Interest expense	(101)	(64)	(265)	(191)
Income tax (expense) benefit	(85)	(29)	(106)	(2)
Noncontrolling interest share of interest and tax (a) (8)	2	1	3	3
Income (loss) from continuing operations, net of tax	358	92	320	220
Income (loss) from discontinued operations, net of tax	7	—	12	—
Net income (loss) attributable to Bunge (8)	365	92	332	220
Convertible preference share dividends	(8)	(8)	(25)	(25)
Net income (loss) available to Bunge common shareholders	$357	$84	$307	$195

Net income (loss) per common share diluted attributable to Bunge common shareholders (9)
Continuing operations	$2.39	$0.59	$2.08	$1.38
Discontinued operations	0.05	—	0.08	(0.01)
Net income (loss) per common share - diluted	$2.44	$0.59	$2.16	$1.37
Weighted–average common shares outstanding - diluted	150	142	142	141

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except volumes)	2018	2017	2018	2017
Volumes (in thousands of metric tons):
Agribusiness	37,690	37,316	110,893	108,512
Edible Oil Products	2,332	1,945	6,601	5,681
Milling Products	1,151	1,127	3,463	3,300
Sugar & Bioenergy	1,955	2,696	4,972	6,677
Fertilizer	448	422	874	830

Net sales:
Agribusiness	$7,905	$7,720	$24,092	$23,837
Edible Oil Products	2,298	2,027	6,772	5,877
Milling Products	427	397	1,262	1,169
Sugar & Bioenergy	629	1,158	1,774	3,052
Fertilizer	153	121	300	254
Total	$11,412	$11,423	$34,200	$34,189
Gross profit:
Agribusiness	$674	$260	$1,231	$695
Edible Oil Products	134	125	383	358
Milling Products	58	59	175	155
Sugar & Bioenergy	19	36	17	78
Fertilizer	33	9	38	17
Total	$918	$489	$1,844	$1,303
Selling, general and administrative expenses:
Agribusiness	$(173)	$(186)	$(536)	$(583)
Edible Oil Products	(100)	(87)	(305)	(258)
Milling Products	(31)	(33)	(103)	(103)
Sugar & Bioenergy	(22)	(31)	(91)	(87)
Fertilizer	(7)	(2)	(19)	(13)
Total	$(333)	$(339)	$(1,054)	$(1,044)
Foreign exchange gains (losses):
Agribusiness	$(23)	$1	$(116)	$93
Edible Oil Products	(2)	—	2	4
Milling Products	4	—	4	(1)
Sugar & Bioenergy	3	1	—	10
Fertilizer	(2)	(1)	(6)	2
Total	$(20)	$1	$(116)	$108
Segment EBIT:
Agribusiness	$464	$103	$612	$230
Edible Oil Products	30	34	69	98
Milling Products	30	23	73	48
Sugar & Bioenergy	—	10	(87)	1
Fertilizer	23	5	12	4
Unallocated (6)	(12)	—	(12)	—
Total Segment EBIT (7)	$535	$175	$667	$381

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2018	2017
Assets
Cash and cash equivalents	$267	$601
Trade accounts receivable, net	1,713	1,501
Inventories (10)	7,183	5,074
Other current assets	3,948	3,227
Total current assets	13,111	10,403
Property, plant and equipment, net	5,164	5,310
Goodwill and other intangible assets, net	1,434	838
Investments in affiliates	454	461
Time deposits under trade structured finance program	—	315
Other non-current assets	1,283	1,544
Total assets	$21,446	$18,871

Liabilities and Equity
Short-term debt	$2,057	$304
Current portion of long-term debt	331	15
Letter of credit obligations under trade structured finance program	—	315
Trade accounts payable	3,274	3,395
Other current liabilities	2,639	2,186
Total current liabilities	8,301	6,215
Long-term debt	4,912	4,160
Other non-current liabilities	1,308	1,139
Total liabilities	14,521	11,514
Redeemable noncontrolling interest	438	—
Total equity	6,487	7,357
Total liabilities, redeemable noncontrolling interest and equity	$21,446	$18,871

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(US$ in millions)	2018	2017
Operating Activities
Net income (loss) (8)	$345	$227
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	134	28
Depreciation, depletion and amortization	463	448
Deferred income tax (benefit)	11	(8)
Other, net	115	75
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(159)	(200)
Inventories	(2,465)	(837)
Secured advances to suppliers	(195)	101
Trade accounts payable and accrued liabilities	182	265
Advances on sales	(157)	(200)
Net unrealized gain (loss) on derivative contracts	23	153
Margin deposits	(266)	(26)
Marketable securities	92	(147)
Beneficial interest in securitized trade receivables (11)	(1,439)	(1,768)
Other, net	31	(145)
Cash provided by (used for) operating activities	(3,285)	(2,034)
Investing Activities
Payments made for capital expenditures	(318)	(485)
Acquisitions of businesses (net of cash acquired)	(968)	(369)
Proceeds from investments	1,080	398
Payments for investments	(1,163)	(686)
Proceeds from beneficial interest in securitized trade receivables (11)	1,432	1,732
Settlement of net investment hedges	124	(23)
Payments for investments in affiliates	(3)	(77)
Other, net	40	7
Cash provided by (used for) investing activities	224	497
Financing Activities
Net borrowings (repayments) of short-term debt	1,799	750
Net proceeds (repayments) of long-term debt	1,142	402
Proceeds from the exercise of options for common shares	11	58
Dividends paid	(225)	(207)
Other, net	(18)	(34)
Cash provided by (used for) financing activities	2,709	969
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	18	22
Net increase (decrease) in cash and cash equivalents, and restricted cash	(334)	(546)
Cash and cash equivalents, and restricted cash - beginning of period	605	938
Cash and cash equivalents, and restricted cash - end of period	$271	$392

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT excludes EBIT attributable to noncontrolling interests and is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT. Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2018	2017	2018	2017
Net income (loss) attributable to Bunge	$365	$92	$332	$220
Interest income	(7)	(9)	(21)	(29)
Interest expense	101	64	265	191
Income tax expense (benefit)	85	29	106	2
(Income) loss from discontinued operations, net of tax	(7)	—	(12)	—
Noncontrolling interest share of interest and tax	(2)	(1)	(3)	(3)
Total Segment EBIT	535	175	667	381
Certain (gains) and charges	38	29	108	41
Total Segment EBIT, adjusted	$573	$204	$775	$422

➢	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income attributable to Bunge to Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations).

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2018	2017	2018	2017
Net Income (loss) attributable to Bunge	$365	$92	$332	$220
Adjusted for certain gains and charges:
Severance, employee benefit, and other costs	7	9	37	9
Impairment charges	—	17	—	17
Sugar restructuring charges	2	4	8	16
Indirect tax credits	—	(8)	—	(8)
Acquisition and integration costs	1	—	11	—
(Gain) loss, net on disposition of equity investment and subsidiary	14	—	29	—
Loss on debt extinguishment	9	—	9	—
Income tax charges (benefits)	(15)	—	(15)	(49)
Adjusted Net Income attributable to Bunge	383	114	411	205
Discontinued operations	(7)	—	(12)	—
Convertible preference shares dividends	—	(8)	(25)	(25)
Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations)	$376	$106	$374	$180
Weighted-average common shares outstanding - diluted	150	142	142	141
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$2.52	$0.75	$2.64	$1.28

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted (excluding certain gains & charges and discontinued operations) to Net income (loss) per common share–diluted:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Continuing operations:
Net income (loss) per common share - diluted adjusted (excluding certain gains & charges and discontinued operations)	$2.52	$0.75	$2.64	$1.28
Certain gains & charges (see Additional Financial Information section)	(0.13)	(0.16)	(0.56)	0.10
Net income (loss) per common share - continuing operations	2.39	0.59	2.08	1.38
Discontinued operations:	0.05	—	0.08	(0.01)
Net income (loss) per common share - diluted	$2.44	$0.59	$2.16	$1.37

➢ Severance, Employee Benefit and Other Costs

The following table summarizes the costs incurred as part of the Global Competitiveness Program (“GCP”) and other associated cost reduction and strategic initiatives.

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
	Severance and Employee Benefit Costs	Other Costs	Total Costs	Severance and Employee Benefit Costs	Other Costs	Total Costs
Global Competitiveness Program:
Agribusiness	$1	$4	$5	$8	$16	$24
Edible Oil Products	—	1	1	2	4	6
Milling Products	—	—	—	—	2	2
Sugar & Bioenergy	—	1	1	2	4	6
Fertilizer	—	—	—	—	1	1
Costs included in Selling, general and administrative expenses	1	6	7	$12	$27	$39
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	2	—	2	$8	$—	$8
Total GCP and Other costs	$3	$6	$9	$20	$27	$47

2017 baseline total SG&A was $1.45 billion.  There was $100 million of SG&A determined not to be addressable through the GCP, leaving 2017 addressable baseline SG&A of $1.35 billion (“Addressable Baseline”).  The items that are not addressable by the GCP relate to costs other than direct spending and personnel costs, such as amortization, bad debt charges and recoveries and financing fees and taxes.

GCP savings are determined by comparing Adjusted Actual Addressable SG&A to the Addressable Baseline.  Adjusted Actual Addressable SG&A is equal to the total reported SG&A minus the items not addressable by the GCP, plus or minus items such as:

•	GCP program costs which include severance and related employee costs, consulting and professional costs and other costs specifically designated to the program,

•	Changes in inflation and foreign exchange rates as compared to Addressable Baseline assumptions,

•	Perimeter changes relating to acquisitions and divestitures and corporate transactions,

•	Changes in variable compensation relating to business performance as compared to the Addressable Baseline assumptions, and

•	Identified investments in new or enhanced capabilities.

We expect to reduce Actual Addressable SG&A from the Addressable Baseline level of $1.35 billion to $1.1 billion by 2020, achieving $250 million in run-rate savings by the end of 2019.

As previously announced, the Company has developed a high-level estimate of $200 - $300 million for the total pre-tax costs expected to be incurred in connection with the Global Competitiveness Program.

➢	Notes

(1) Agribusiness:

2018 third quarter EBIT includes charges related to the GCP of $(5) million [$(1) million for severance and other employee benefit costs and $(4) million for other program costs], all of which was included in Selling, general and administrative expenses (SG&A).   2018 third quarter EBIT also includes $(2) million for severance and other employee benefit costs related to other industrial initiatives recorded in Cost of goods sold (COGS), and a $(14) million loss on the sale of an equity investment.

EBIT for the nine months ended September 30, 2018 includes charges related to the GCP of $(24) million [$(8) million for severance and other employee benefit costs and $(16) million for other program costs], all of which was included in SG&A.   EBIT for the nine months ended September 30, 2018 also includes $(6) million for severance and other employee benefit costs related to other industrial initiatives recorded in COGS and a net $(13) million loss on sales of an equity investment and a subsidiary.

2017 EBIT for the three and nine months ended September 30, includes charges related to the GCP of $(7) million [$(4) million for severance and other employee benefit costs and $(3) million for other program costs], all of which was included in SG&A.  2017 EBIT also includes $(17) million of impairment charges [$(13) million for our palm oil plantation joint venture and $(4) million for impairment of intangible assets related to patents.]  Of these amounts, $(4) million was included in SG&A.

(2) Edible Oil Products:

2018 third quarter EBIT includes charges related to the GCP of $(1) million for other program costs, all of which was included in Selling, general and administrative expenses (SG&A).   Additionally, $(1) million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were incurred recorded within SG&A.

EBIT for the nine months ended September 30, 2018 includes charges related to the GCP of $(6) million [$(2) million for severance and other employee benefit costs and $(4) million for other program costs], all of which was included in SG&A.  Additionally, $(11) million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were incurred, all of which were included within SG&A.

2017 EBIT for the three and nine months ended September 30, includes charges related to the GCP of $(2) million for other program costs, all of which was included in SG&A. 2017 EBIT also includes $(1) million for severance and other employee benefit costs related to other industrial initiatives recorded in COGS, as well as $(1) million of impairment charges on intangible assets related to patents, which is included in SG&A.

(3) Milling Products:

EBIT for the nine months ended September 30, 2018 includes charges related to the GCP of $(2) million for other program costs, all of which was included in SG&A.   EBIT for the nine months ended September 30, 2018 also includes $(1) million for severance and other employee benefit costs related to other industrial initiatives recorded in COGS.

2017 EBIT for the three and nine months ended September 30, includes charges related to the GCP of $(1) million for severance and other employee benefit costs, which was included in SG&A. 2017 EBIT also includes $(1) million for severance and other employee benefit costs related to other industrial initiatives recorded in COGS, as well as $(1) million of impairment charges on intangible assets related to patents, which is included in SG&A.

(4) Sugar & Bioenergy:

2018 third quarter EBIT includes charges related to the GCP of $(1) million for other program costs, all of which was included in SG&A.  2018 third quarter EBIT also includes Sugar restructuring charges of $(2) million recorded in COGS.

EBIT for the nine months ended September 30, 2018 includes charges related to the GCP of $(6) million [$(2) million for severance and other employee benefit costs and $(4) million for other program costs], all of which was included in SG&A.  EBIT for the nine months ended September 30, 2018 also includes Sugar restructuring charges of $(8) million recorded in COGS and a loss of $(16) million on the sale of an equity investment in Brazil, recorded in Other income (expense) - net.

2017 EBIT for the three and nine months ended September 30, includes charges related to the GCP of $(1) million for other program costs, all of which was included in SG&A. 2017 EBIT also includes $(1) million of impairment charges on intangible assets related to patents, which is included in SG&A.

2017 charges also include Sugar restructuring charges of which $(4) million and $(16) million, that were recorded in the three and nine months ended September 30, 2017, respectively.   Of these amounts, $(0) million and $(1) million, were included within SG&A during the three and nine months ended September 30, 2017, respectively. Additionally, EBIT for the three and nine months ended September 30, 2017 includes gains of $8 million related to indirect tax credits, none of which was included within SG&A.

(5) Fertilizer:

EBIT for the nine months ended September 30, 2018 includes charges related to the GCP of $(1) million for other program costs, all of which was included in SG&A.  EBIT for the nine months ended September 30, 2018 also includes $(2) million for severance and other employee benefit costs related to other industrial initiatives recorded in COGS.

(6) Income Taxes and Other Unallocated:

2018 EBIT for the three and nine months ended September 30, includes a loss on the extinguishment of debt of $12 million.

In the three and nine months ended September 30, 2018, income tax benefits (charges) includes total benefits of $15 million for the favorable resolution of uncertain tax positions in North America.

In the nine months ended September 30, 2017, income tax benefits (charges) includes total benefits of $49 million, $32 million for the favorable resolution of uncertain tax positions in Asia and a $17 million as a result of a tax election in South America.

Notes to Financial Tables:

(7)          See Definition and Reconciliation of Non-GAAP Measures.

(8)          A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:

	Nine Months Ended September 30,
	2018	2017
Net income (loss) attributable to Bunge	$332	$220
EBIT attributable to noncontrolling interest	16	10
Noncontrolling interest share of interest and tax	(3)	(3)
Net income (loss)	$345	$227

(9)
Approximately 5 million and 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and nine months ended September 30, 2018, respectively.  Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the nine months ended September 30, 2018.

Approximately 3 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and nine months ended September 30, 2017.  Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three and nine months ended September 30, 2017.

(10)
Includes readily marketable inventories of $5,706 million and $4,056 million at September 30, 2018 and December 31, 2017, respectively. Of these amounts, $4,533 million and $2,767 million, respectively, can be attributable to merchandising activities.

(11)
In accordance with new cash flow presentation requirements under U.S. Generally Accepted Accounting Principles, cash receipts from payments on beneficial interests in securitized trade receivables should be classified as cash inflows from investing activities. As such, we have made necessary changes to our cash flow presentation in current and prior periods presented, which resulted in an increase in cash inflows from investing activities and a corresponding decrease to cash from operating activities.

(12)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.